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                                                                 EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of
Opus360 Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Opus360 Corporation of our report dated October 8, 1999 relating to the balance sheets of The Churchill Benefit Corporation as of December 31, 1997 and 1998, and the related statement of operations, stockholders' equity and cash flows for the years then ended, which report appears in the registration statement on Form S-1 of Opus360 Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP
-----------------------------
KPMG LLP

New York, New York
April 17, 2000